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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                      Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                            SECURITIES RESTRUCTURING

MONESSEN, PA-- April 19, 2007- FedFirst Financial Corporation (NASDAQ Capital:
FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced a restructuring of a portion of its balance sheet through the sale of approximately $40.8 million of securities which were yielding an average of 4.08%. Approximately $30.8 million of the proceeds from the sale of these securities were reinvested in securities yielding an average of 5.44% and the remaining $10.0 million will be used to pay maturing short-term Federal Home Loan Bank borrowings. The transaction is expected to increase net interest income by approximately $325,000 in 2007.

      The Company will recognize a pretax loss of $1.4 million in the first quarter related to the restructuring. The restructuring will not result in a material change to stockholders' equity because the Company had already recorded most of the difference between the market value of the securities and the amortized cost in "accumulated other comprehensive loss" at December 31, 2006. In the second quarter, net income will include a pretax loss of approximately $25,000 relating to the sales transaction.

      John G. Robinson, President and Chief Executive Officer of FedFirst Financial Corporation said, "The balance sheet restructuring will help the Company better position itself for an uncertain interest rate environment, improve our interest rate spread and net interest margin without increasing our interest rate risk, and reduce our leverage. The impact on stockholders' equity is not significant."

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

                                  * * * * *

      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.